Exhibit (h)(10)

Amendment to the Sub-Transfer Agency Agreement
dated December 21, 2010

AMENDMENT TO
SUB-TRANSFER AGENCY AGREEMENT

AMENDMENT made as of the 21st day of December, 2010, by and among Boston Trust & Investment Management Company, a state chartered bank of the Commonwealth of Massachusetts (the “Company”), The Coventry Group, a Massachusetts business trust (the “Trust”) and Citi Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Sub-Transfer Agency Agreement, as amended and restated on February 24, 2010, among the Company, the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain sub-transfer agency services for those series of the Trust listed on Schedule C attached hereto (each a “Fund” and collectively, the “Funds”);

WHEREAS, the parties wish to update Schedule C;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Trust and Citi hereby agree as follows:

1.          Schedule C.

Schedule C is replaced with the attached Schedule C.

2.          Representations and Warranties.

(a)        The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b)        Citi represents that it has full power and authority to enter into and perform this Amendment.

3.          Miscellaneous.

(a)        This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)        Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)        Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)        This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

COVENTRY FUNDS GROUP

By:

Name: John Danko

Title: President

BOSTON TRUST & INVESTMENT
MANAGEMENT COMPANY

By:

Name: Lucia Santini

Title: Senior Vice President

CITI FUND SERVICES OHIO, INC.

By:

Name: Joseph L. Rezabek

Title: Vice President

SCHEDULE C

TO THE SUB-TRANSFER AGENCY AGREEMENT AMONG
BOSTON TRUST & INVESTMENT MANAGEMENT COMPANY,
CITI FUND SERVICES OHIO, INC. AND THE COVENTRY GROUP.

DATED AS OF DECEMBER 21, 2010

Fund Name

Boston Trust Small Cap Fund
Walden Social Equity Fund
Walden Small Cap Innovations Fund
Walden Social Balanced Fund
Boston Trust Midcap Fund